Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Laurie Berman
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS
Company Generates Record Services Revenue as Global Customer Implementations Continue to Grow
SANTA BARBARA, Calif. — August 21, 2008 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2009 second quarter and six-month period ended July 31, 2008.
Total revenue increased eight percent to $69.5 million for the second quarter of fiscal 2009 from $64.2 million for the second quarter of fiscal 2008. License revenue decreased to $11.4 million from $14.8 million for the fiscal 2008 second quarter. Maintenance and other revenue grew to $34.5 million, versus $31.8 million for the second quarter of fiscal 2008. Services revenue increased to a record $23.6 million, compared with $17.6 million for last fiscal year’s second quarter.
Net loss for the fiscal 2009 second quarter was $1.4 million, or $0.05 per share, including stock compensation expense of $0.04 per diluted share net of tax. In the fiscal 2008 second quarter, QAD had net income of $0.5 million, or $0.02 per diluted share, including stock compensation expense of $0.03 per diluted share net of tax.
“During the second quarter, our total revenue continued to grow with services revenue up 34 percent as the result of an increased number of global customer implementations,” said Karl Lopker, chief executive officer of QAD. “License revenue did not meet expectations this quarter, partially due to economic conditions in the U.S., however, our Asia Pacific region license growth was strong. Additionally, our overall pipeline has strengthened, in part due to extended sales cycles.”
Gross margin for the fiscal 2009 second quarter was 53 percent, compared with 58 percent for the similar period last year, principally reflecting increased services revenue in the company’s overall revenue mix.
Total operating expenses were $40.0 million, or 57 percent of total revenue, for the fiscal 2009 second quarter, compared with $36.6 million, or 57 percent of total revenue, for the same period last year. The increase in total operating expenses primarily reflects higher personnel costs as well as an unfavorable foreign currency impact. Operating loss for the fiscal 2009 second quarter was $2.9 million, which included a negative foreign currency impact of approximately $0.5 million. Operating income for the second quarter of fiscal 2008 was $0.7 million.
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QAD Inc.
2-2-2
For the first six months of fiscal 2009, revenue increased 13 percent to $136.4 million, from $120.8 million for the first six months of fiscal 2008. Net loss for the first six months of fiscal 2009 was $2.2 million, or $0.07 per share, including stock compensation expense of $0.07 per diluted share net of tax. This compares with a net loss for the first six months of fiscal 2008 of $1.3 million, or $0.04 per share, including stock compensation expense of $0.06 per diluted share net of tax.
QAD’s cash and cash equivalents balance at July 31, 2008 was $43.2 million, versus $45.6 million at January 31, 2008. Cash flow used in operations was $0.7 million for the second quarter of fiscal 2009, versus cash flow provided by operations of $6.3 million for the second quarter of fiscal 2008. For the first six months of fiscal 2009, cash flow provided by operations was $7.1 million, compared with $8.1 million in the first six months of fiscal 2008.
Second Quarter Fiscal 2009 Highlights:
•	QAD received orders from 17 customers representing more than $500,000 each in combined license, support and services billings, including six orders in excess of $1.0 million and one in excess of $2.0 million;

•	Received license orders from companies across QAD’s six vertical markets including: AB Volvo, Anheuser-Busch, Arthrex, Arvin Meritor, Atlas Copco North America, de la Rue, Friesland Foods, Hilite Industries, J-W Power, Kinnerton Confectionery, Lion Nathan, Michell Instruments, PZ Cussons and Vtech Holdings;

•	Announced the general availability of QAD Enterprise Applications 2008 (QAD 2008), the newest version of the company’s long-standing flagship product. Simultaneously, QAD debuted QAD Enterprise Financials, a derivative of the company’s existing Financials suite, with specific enhancements to address the requirements of global manufacturers;

•	Hosted the 17th annual Explore customer conference in Orlando. QAD expects to host similar events in China and Europe in the third quarter, reaching more than 1,000 customers and partners.
Business Outlook
QAD anticipates revenue between $69 million and $73 million and diluted earnings per share of about breakeven to a small profit for the fiscal 2009 third quarter ending October 31, 2008. This guidance includes estimated stock compensation expense of $0.03 per diluted share net of tax.
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QAD Inc.
3-3-3
For the full 2009 fiscal year, QAD expects revenue in the range of $280 million to $290 million and earnings in the range of $0.10 to $0.18 per diluted share. This guidance includes estimated stock compensation of $0.13 per diluted share net of tax.
QAD assumes an effective tax rate of approximately 47 percent for both the fiscal 2009 third quarter and full year, up from a previously assumed rate of 35 percent, primarily due to a change in the estimated level and mix of profitability by tax jurisdiction.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2009 second quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 6,100 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2008 ended January 31, 2008.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenue:
License fees	$11,432	$14,811	$23,393	$25,008
Maintenance and other	34,495	31,766	68,654	62,803
Services	23,586	17,620	44,304	33,030

Total revenue	69,513	64,197	136,351	120,841
Cost of revenue:
Cost of license fees	2,497	2,060	4,785	3,923
Cost of maintenance, service and other revenue	29,963	24,792	57,652	47,711

Total cost of revenue	32,460	26,852	62,437	51,634

Gross profit	37,053	37,345	73,914	69,207
Operating expenses:
Sales and marketing	19,864	17,894	38,113	33,987
Research and development	11,297	9,946	22,371	20,389
General and administrative	8,597	8,582	16,920	16,709
Amortization of intangibles from acquisitions	197	197	375	408

Total operating expenses	39,955	36,619	77,779	71,493

Operating (loss) income	(2,902)	726	(3,865)	(2,286)
Other (income) expense:
Interest income	(462)	(578)	(847)	(1,163)
Interest expense	323	381	639	700
Other (income) expense, net	94	1	436	(75)

Total other (income) expense	(45)	(196)	228	(538)

(Loss) income before income taxes	(2,857)	922	(4,093)	(1,748)
Income tax (benefit) expense	(1,424)	378	(1,930)	(400)

Net (loss) income	$(1,433)	$544	$(2,163)	$(1,348)

Basic net (loss) income per share	$(0.05)	$0.02	$(0.07)	$(0.04)
Diluted net (loss) income per share	$(0.05)	$0.02	$(0.07)	$(0.04)

Basic weighted shares	30,620	31,871	30,648	32,144
Diluted weighted shares	30,620	32,693	30,648	32,144

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2008	2008
Assets
Current assets:
Cash and equivalents	$43,189	$45,613
Marketable securities	228	—
Accounts receivable, net	56,836	83,027
Other current assets	24,993	22,742

Total current assets	125,246	151,382

Property and equipment, net	42,769	42,450
Capitalized software costs, net	7,794	8,783
Goodwill	23,807	22,591
Other assets, net	11,330	10,687

Total assets	$210,946	$235,893

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$267	$274
Accounts payable and other current liabilities	44,117	52,913
Deferred revenue	75,063	89,349

Total current liabilities	119,447	142,536

Long-term debt	16,866	16,998
Other liabilities	3,972	3,764

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	138,064	135,362
Treasury stock	(37,271)	(36,336)
Accumulated deficit	(25,597)	(21,596)
Accumulated other comprehensive loss	(4,570)	(4,870)

Total stockholders’ equity	70,661	72,595

Total liabilities and stockholders’ equity	$210,946	$235,893

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2008	2007
Net cash provided by operating activities	$7,076	$8,098

Cash flows from investing activities:
Purchase of property and equipment	(2,918)	(2,302)
Capitalized software costs	(434)	(733)
Acquisitions of businesses, net of cash acquired	(2,491)	(990)
Proceeds from sale of property and equipment	3	99

Net cash used in investing activities	(5,840)	(3,926)

Cash flows from financing activities:
Repayments of debt	(139)	(144)
Proceeds from issuance of common stock	435	1,723
Changes in cash overdraft	(610)	(1,359)
Repurchase of common stock	(2,219)	(12,283)
Dividends paid	(1,533)	(1,626)

Net cash used in financing activities	(4,066)	(13,689)

Effect of exchange rates on cash and equivalents	406	2,113

Net decrease in cash and equivalents	(2,424)	(7,404)
Cash and equivalents at beginning of period	45,613	54,192

Cash and equivalents at end of period	$43,189	$46,788